Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 180 Maiden Lane New York, NY 10038 www.aig.com	Contacts: Jon Diat (Media): 212-770-3505; jon.diat@aig.com Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

AIG Announces Agreement to Sell International Lease Finance Corporation

to AerCap Holdings N.V.

for Total Consideration of U.S. $5.4 Billion

NEW YORK, December 16, 2013 – American International Group, Inc. (NYSE: AIG) announced today that it has entered into an agreement under which AIG will sell its 100 percent interest in International Lease Finance Corporation (ILFC), a non-core asset, to AerCap Holdings N.V. (NYSE: AER). Total consideration for the transaction, consisting of $3.0 billion of cash and 97,560,976 newly issued AerCap common shares, has a value of approximately U.S. $5.4 billion based on AerCap’s closing price per share of $24.93 on December 13, 2013. The transaction, which is expected to close in the second quarter of 2014, marks the last major disposition of AIG’s non-core assets. Prior to entering into the agreement with AerCap, AIG terminated the share purchase agreement with Jumbo Acquisition Limited for the sale of up to 90 percent of the common stock of ILFC.

“This transaction creates a strong foundation for ILFC and positions it for continued market leadership and strategic growth,” said Robert H. Benmosche, President and Chief Executive Officer of AIG. “ILFC is a valuable business, and AIG has always taken great pride in ILFC’s reputation for innovation, its pioneering role in aircraft leasing, its industry-leading team of employees, and its consistent and successful market leadership. The combination of AerCap’s young fleet of in-demand aircraft and proven portfolio management capabilities with ILFC’s attractive order book and broad marketing reach will continue to lead the industry. However, as we have said all along, the aircraft leasing business is not core to our insurance operations. Upon completion, the transaction will have a positive impact on AIG’s liquidity and credit profile and will enable us to continue to focus on our core insurance businesses.”

The transaction is subject to required regulatory approvals, including all applicable U.S. and foreign regulatory reviews and approvals, and approval of AerCap’s shareholders, as well as other customary closing conditions. Waha Capital, AerCap’s largest shareholder with a current stake of 26%, has agreed to vote in favor of the transaction. Net cash proceeds to AIG at closing are expected to be approximately $2.4 billion after the settlement of intercompany loans, and are available for general corporate purposes. AIG will continue to present ILFC as a “held for sale” asset prior to closing, but will now include ILFC’s operating results in continuing operations given the interest in AerCap to be acquired by AIG upon the closing of the transaction. Post-closing, AIG expects to recognize income from its investment in AerCap under the equity method of accounting.

In connection with its ownership of approximately 46 percent of AerCap common shares following the closing of the transaction, AIG has agreed to enter into a

FOR IMMEDIATE RELEASE

stockholders agreement and a registration rights agreement with AerCap, which will provide, among other things, customary registration rights following a lock-up period and the right to nominate two members of the AerCap board. AIG has also agreed to provide a $1 billion, five-year unsecured revolving credit facility to the combined company, to be available as of the closing of the sale of ILFC.

Aengus Kelly, Chief Executive Officer of AerCap, commented, “AerCap’s acquisition of ILFC will create the leading global franchise in the aircraft leasing industry. This transaction presents a unique strategic opportunity to bring together the outstanding and experienced personnel from both companies and two attractive portfolios of modern aircraft on lease to a highly diversified customer base. Further, we believe AerCap will now have the most attractive order book in the industry. With these combined resources, along with a strong liquidity profile, we will drive high levels of stable long-term profitability and cash flows for the benefit of all our stakeholders.”

Henri Courpron, Chief Executive Officer of ILFC, said “I am proud of the hard work and leadership demonstrated by the ILFC team over the last four years. Raising the organization to an investment-grade-rated company with a best-in-class order book and a solid balance sheet was a formidable journey that brought us to this promising combination with AerCap. Becoming the number one lessor in the world is a just reward for all this work.”

Concluded Mr. Benmosche, “I am confident that AerCap has gained a strong partner in ILFC, and will benefit from its wealth of industry knowledge and global footprint. I would also like to acknowledge the tremendous work and dedication of ILFC’s employees, as well as the continued support of ILFC’s founder, Leslie Gonda. Their leadership and commitment have been a great asset to AIG, and have made this deal possible.”

AerCap is one of the world’s leading aircraft leasing companies and has one of the youngest fleets in the industry. AerCap has its headquarters in the Netherlands with offices in Ireland, the United States, China, Singapore and the United Arab Emirates.

International Lease Finance Corporation is a global market leader in the leasing and remarketing of commercial aircraft. With nearly 1,000 owned and managed aircraft and commitments to purchase approximately 330 new high-demand, fuel-efficient aircraft, ILFC is the world’s largest independent aircraft lessor. ILFC has approximately 200 customers in more than 80 countries and provides part-out and engine leasing services through its subsidiary, AeroTurbine. ILFC operates from offices in Los Angeles, Amsterdam, Beijing, Dublin, Miami, Seattle, and Singapore. ILFC is a wholly owned subsidiary of American International Group, Inc. (AIG). www.ilfc.com | Twitter: @ILFCGlobal

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, no assurance can be given that a sale of ILFC will be consummated or, if consummated, regarding the terms thereof. These forward-looking statements are not historical facts but instead represent

FOR IMMEDIATE RELEASE

only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. Except for AIG’s ongoing obligation to disclose material information as required by federal securities laws, AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ, possibly materially, from such forward-looking statements include the factors set forth in AIG’s filings with the United States Securities and Exchange Commission.

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGInsurance | LinkedIn: http://www.linkedin.com/company/aig |

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

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